Exhibit 3.3
ELIMINATION OF
CERTIFICATE OF DESIGNATION OF
SERIES A NON-CONVERTIBLE PREFERRED STOCK OF
NATIONAL CINEMEDIA, INC.

The undersigned, Ronnie Y. Ng, being the Chief Financial Officer of National CineMedia, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company”), does hereby certify that, pursuant to the authority contained in the Company’s Second Amended and Restated Certificate of Incorporation, as amended and in effect (the “Certificate of Incorporation”), and in accordance with the provisions of Section 151 of the Delaware General Corporation Law (the “DGCL”), the Board of Directors of the Company (the “Board”) has adopted the following resolutions:

WHEREAS, on June 27, 2023, the Company filed with the Secretary of State of the State of Delaware a Certificate of Designations of Series A Non-Convertible Preferred Stock of the Company (the “Series A Certificate of Designation”) and issued 5,000,000 shares of Series A Non-Convertible Preferred Stock (the “Series A Preferred Stock”).

WHEREAS, on August 7, 2023, all outstanding shares of Series A Preferred Stock were cancelled and no shares of Series A Preferred Stock will be issued in the future.

WHEREAS, pursuant to the authority vested in the Board by the Certificate of Incorporation, the Board has adopted resolutions approving the retirement, termination, and elimination of the Series A Certificate of Designation.

NOW, THEREFORE, BE IT RESOLVED, that upon the filing of this Elimination of Certificate of Designation of Series A Non-Convertible Preferred Stock of National CineMedia, Inc. (“Certificate of Elimination”) all matters set forth in the Series A Certificate of Designation shall be cancelled and the Series A Preferred Stock will be retired and eliminated.

RESOLVED FURTHER, that the officers of the Company, and any of them, be, and they hereby are, authorized, empowered and directed for and on behalf of the Company and in its name to execute, deliver and cause the performance of all such further documents and to take all such further actions as such officers, or any of them, may in their discretion deem necessary, appropriate or advisable in order to carry out and perform the intent of the foregoing resolutions, the execution and delivery of such documents, and the taking of any such action to conclusively evidence the authorization thereof by the Company.

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IN WITNESS WHEREOF, this Certificate of Elimination is executed on behalf of the Company by its Chief Financial Officer this 6th day of November, 2023.

NATIONAL CINEMEDIA, INC.
By:	/s/ Ronnie Y. Ng
	Name:	Ronnie Y. Ng
	Title:	Chief Financial Officer
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